Exhibit 99.1
GEOVAX LABS, INC. FINANCING UPDATE
ATLANTA, GA, July 28, 2010 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based, biopharmaceutical firm (the “Company”) developing human vaccines and therapeutics for diseases caused by HIV-1 (Human Immunodeficiency Virus), previously announced that it has deferred the offering it filed with the Securities and Exchange Commission to sell shares and warrants. The Company cited a decline in its share price that coincided with turbulent general stock market conditions as a reason for its decision.
Management is reassessing fundraising options and anticipates commencing a smaller offering of securities sometime after Labor Day. Details for such an offering have not been finalized, but it will likely not include selling stockholders. Current thinking is to conduct a $5 million to $10 million offering to retail and institutional investors. However, before offering or selling any securities, the Company will amend its registration statement on file with the Securities and Exchange Commission to reflect changes in the terms of the proposed offering, and to update other information.
GeoVax President and CEO Robert T. McNally, Ph.D. noted, “The offering we deferred was intended to give us the financial resources to be much more aggressive in our approach to our clinical pathways but turned out not to be achievable as our stock price declined and general market conditions deteriorated. The underlying fundamentals at GeoVax and the strength of our science, however, have not changed. Neither has our enthusiasm for the Company’s prospects or our excitement about developments with our vaccines. We remain bullish about our science and the potential for our vaccines and therapeutics.”
“Given the current conditions in the broad market and a stock price we believe undervalues GeoVax, the decision was made to defer the offering and rethink our strategy,” Dr. McNally continued. “The reverse stock split we implemented earlier this year brings us closer to meeting requirements for eventual listing on a major stock exchange, which remains a goal for the Company. A successful smaller offering later this year will give the Company funds it needs to make solid progress into 2012 while being less dilutive to our shareholders.”
Final decisions on conducting a smaller offering will not be made until later.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
Forward-Looking Statements
Certain statements contained in this release, including those relating to postponement of the offering, as well as statements containing words like “plans,” “expects,” and other similar expressions in this press release or the Company’s other public communications, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: that we may not obtain the additional funding needed to continue operations after the end of 2010, the possible adverse impact on the market price of the Company’s shares of common stock due to the dilutive effect of the securities which may be sold in the offering, and the possible adverse effect of continuing unfavorable market conditions, as well as other risks and uncertainties, such as those detailed from time to time in the Company’s Securities and Exchange Commission filings, including “Risk Factors” in the Company’s most recent Form 10-K. The Company does not undertake to update its forward-looking statements.
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